Exhibit 99.092-NEWS Mar. 25, 2003


DataMEG Corp. Subsidiary, CAS Communications, Inc., Schedules Discussion With "Top Five" Telecommunications Business -


BOSTON, Mar 25, 2003 (BUSINESS WIRE) -- DataMEG Corp. (DTMG) announced today that their jointly-owned subsidiary, CAS Communications, Inc. (CASCO) has scheduled a meeting with one of the "Top Five" telecommunications businesses in North America.

The Company indicates that CASCO's Director Richard T. Liebhaber is meeting with a recognized leader in the telecommunications industry early next week. The purpose of Mr. Liebhabers' meeting with this noted North American provider of cable, wireless and Plain Old Telephone System (POTS) networks is to discuss the technical and financial merits that exist between the companies for the introduction and integration of CASCO's Multi-Phase Poly Tone System (MPTC).

The Company has also indicated that these discussions will be directed toward obtaining assistance in the product design integration, manufacturing and network application of their MPTC System. Mr. Liebhaber's considerable telecommunications-industry reputation, experience and business relationships have enabled CASCO to enact these discussions at the highest management-level possible within this industry leader.

For more information about this release and the on-going business at DTMG, contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800/631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.